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             ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARIES

                     Consolidated Statements of Operations

                                                            Year Ended December 31,
                                                  --------------------------------------------
(In thousands)                                        2004           2003            2002
--------------------------------------------      -----------     -----------   --------------
Operating revenues..........................       $1,270,326        $688,017         $659,854

Operating expenses:
  Fuel consumed in electric generation......          484,966         456,918          447,683
  Purchased power and transmission..........          101,613         106,134          152,805
  Gain on sale of OVEC power agreement......         (88,586)              --               --
  Workforce reduction expenses..............               --              --           45,768
  Operations and maintenance................          316,227         450,136          619,177
  Depreciation and amortization.............          111,914          99,948           88,465
  Taxes other than income taxes.............           48,441          55,757           62,377
                                                  -----------     -----------   --------------
      Total operating expenses..............          974,575       1,168,893        1,416,275
                                                  -----------     -----------   --------------

Operating income (loss).....................          295,751       (480,876)        (756,421)

Other income and expenses, net (Note 18)....            1,331           1,794              368

Interest expense............................          221,828         252,144          126,352
                                                  -----------     -----------   --------------

Income (loss) from continuing operations
  before income taxes and minority
  interest..................................           75,254       (731,226)        (882,405)

Income tax expense (benefit) from
  continuing operations.....................           16,102       (299,661)        (340,631)

Minority interest in net income of
  subsidiaries..............................            6,292           4,809            4,282
                                                  -----------     -----------   --------------

Income (loss) from continuing operations....           52,860       (436,374)        (546,056)

Loss from discontinued operations,
net of tax of $252,692, $20,049 and
   $21,881 (Note 4).........................        (426,494)        (34,536)         (37,691)
                                                  -----------     -----------   --------------

Loss before cumulative effect of accounting
  changes...................................        (373,634)       (470,910)        (583,747)

Cumulative effect of accounting changes,
  net of tax $12,131........................               --        (19,533)               --
                                                  -----------     -----------   --------------
Net loss....................................       $(373,634)      $(490,443)       $(583,747)
                                                  -----------     -----------   --------------

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          See accompanying Notes to Consolidated Financial Statements.